EXHIBIT 24.1
POWERS OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors of HeartWare International, Inc., a corporation organized under the laws of Delaware (the “Company”), constitute and appoint Douglas Godshall and David McIntyre, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors of the Company, on the Company’s Post-Effective Amendments to Form S-8 for HeartWare Limited Performance Rights Plan relating to the deregistration of shares thereunder, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Signature	Title	Date

/s/ Robert Thomas Robert Thomas	Chairman and Director	December 2, 2008

/s/ Dr. Seth Harrison Dr. Seth Harrison	Director	December 2, 2008

/s/ Dr. Christine Bennett Dr. Christine Bennett	Director	December 2, 2008

/s/ Dr. Denis Wade, AM Dr. Denis Wade, AM	Director	December 2, 2008

/s/ Robert Stockman Robert Stockman	Director	December 2, 2008

/s/ Timothy J. Barberich Timothy J. Barberich	Director	December 2, 2008

/s/ C. Raymond Larkin, Jr. C. Raymond Larkin, Jr.	Director	December 2, 2008